Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT, dated as of April 13, 2017 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of January 30, 2016, by and between Abbott Laboratories, an Illinois corporation (“Parent”) and Alere Inc., a Delaware corporation (the “Company”), is made by and among Parent, the Company and Angel Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and together with Parent and the Company, the “Parties”).

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 8.02 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into this Amendment.

NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:

Section 1.                                          Definitions.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.

Section 2.                                          Amendments to Agreement.

2.1       Section 2.01(c) of the Agreement is hereby amended by replacing the words “$56.00 per share, without interest” with the words “$51.00 per share, without interest”.

2.2       The introduction to Article III of the Agreement is hereby amended by replacing the words “the date hereof” with the words “the Amendment Effective Date” and by adding the words “or (C) known by Parent or any of its Representatives prior to the Amendment Effective Date (including in connection with the Merger Litigation or any request made pursuant to Section 5.05)” to the end thereof.

2.3       Section 3.03(b) of the Agreement is hereby amended and restated in its entirety as follows:

“On or prior to the Amendment Effective Date, the Board of Directors of the Company, at a meeting duly called and held, adopted resolutions (i) approving and declaring advisable and in the best interests of the Company and its stockholders, the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) directing that the Company submit the adoption of this Agreement to a vote at a meeting of the holders of Company Common Stock in accordance with the terms of this Agreement and (iii) recommending that the holders of the Company Common Stock adopt this Agreement (such recommendation, the “Company Board Recommendation”), in each case, as amended by the Amendment and which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.”

2.4       The second and third sentences of Section 5.04 of the Agreement are hereby amended and restated in their entirety as follows:

“The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”) and the initial press release to be issued with respect to the Transactions following execution of the Amendment shall be in the form attached hereto as Exhibit B (the “Amendment Announcement”).  Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made by the Company or Parent (a) which is consistent with the Announcement, the Amendment Announcement and the terms of this Agreement and does not contain any information relating to the Company or the Transactions that has not been previously announced or made public in accordance with the terms of this Section 5.04 or (b) is made in the ordinary course of business and does not relate to this Agreement or the transactions contemplated by this Agreement.

2.5       Section 5.08(a) of the Agreement is hereby amended by (i) replacing the words “December 31, 2017” with the words “the first anniversary of the Effective Time,” (ii) replacing the words “2017 long-term incentive award” with the words “2018 long-term incentive award,” and (iii) deleting the words “greater of (A)” and deleting cause (B).

2.6       Section 5.11(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)                           Immediately following the execution and delivery of the Amendment, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement (as amended by the Amendment) in accordance with the DGCL.”

2.7       The first sentence of Section 5.16(a) of the Agreement is hereby amended and restated in its entirety as follows:

“As promptly as reasonably practicable after the Amendment Effective Date, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC.”

2.8       Section 5.16 of the Agreement is hereby amended by adding a new Section 5.16(c) to read as follows:

“(c)                            The parties hereto hereby acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, from and after the Amendment Effective Date, all references to the Company Stockholders’ Meeting, the Company Stockholder Approval and the Proxy Statement shall be deemed (i) to relate to the adoption of this Agreement and the approval of the Transactions, in each case, as amended by the Amendment and (ii) not to relate to the adoption of this Agreement or the approval of the Transactions (in each case without regard to the Amendment) that occurred prior to the Amendment Effective Date.”

2.9       Section 7.01(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i)                               if the Effective Time shall not have occurred on or prior to September 30, 2017 (as such date may be extended pursuant to Section 8.08, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement on or after August 25, 2016 has been a principal cause of or resulted in the failure of the Effective Time to have occurred on or prior to September 30, 2017 (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);”

2.10                        The last sentence of Section 7.03(a) of the Agreement is hereby amended and restated in its entirety as follows:

“As used herein, “Company Termination Fee” shall mean a cash amount equal to $161,000,000.”

2.11                        The notice addresses for the Company in Section 8.10 of the Agreement are hereby amended and restated in their entirety as follows:

“If to the Company, to it at:

Alere Inc.
51 Sawyer Road, Suite 200,
Waltham, Massachusetts, 02453
Attention:  General Counsel
Facsimile:  (781) 647-3939

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Scott A. Barshay, Esq.

Ross A. Fieldston, Esq.

Facsimile: 212-757-3990

and

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:  O. Keith Hallam III, Esq.

Facsimile:  212-474-3700”

2.12                        Section 8.12(a) of the Agreement is hereby amended by adding the following defined terms in alphabetical order:

“Amendment” means the Amendment, dated as of the Amendment Effective Date, to this Agreement, by and among Parent, the Company and Merger Sub.

“Amendment Effective Date” means April 13, 2017.

“Merger Litigation” means the litigation between the parties hereto prior to the Amendment Effective Date relating to this Agreement.

2.13                        The defined term “Material Adverse Effect” in Section 8.12(a) of the Agreement is hereby amended by adding the words “Notwithstanding the foregoing, no matter set forth in the Company Disclosure Letter or in the Filed SEC Documents or of which Parent or any of its Representatives was made aware prior to the Amendment Effective Date (including in connection with the Merger Litigation or any request made pursuant to Section 5.05), and no effect, change, event or occurrence arising out of, or resulting from, any such matter, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur” to the end thereof.

2.14                        The Agreement is hereby amended by adding the press release attached to this Amendment as Exhibit 1 as Exhibit B to the Agreement.

Section 3.                                          Representations and Warranties.

3.1       The Company hereby represents and warrants to Parent and Merger Sub as follows: The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the board of directors of the Company.  This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.2       Parent and Merger Sub each hereby represents and warrants to the Company as follows: Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the boards of directors of Parent and Merger Sub. This Amendment has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.                                          General Provisions.

4.1       All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.

4.2       After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment, all references in the Company Disclosure Letter or the Parent Disclosure Letter to “the Agreement” shall refer to the Agreement as amended by this Amendment. All references in the Agreement, the Company Disclosure Letter or the Parent Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to January 30, 2016.

4.3       This Amendment and the Agreement (including the Schedules and Exhibits hereto and thereto and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement and the Settlement Agreement, dated as of April 13, 2017, by and between Parent and the Company, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

4.4       The provisions of Article VIII (Miscellaneous) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

ABBOTT LABORATORIES,

By:	/s/ Brian. J. Blaser
Name: Brian J. Blaser
Title: Executive Vice President, Diagnostics Products

ANGEL SUB, INC.,

By:	/s/ Brian. J. Blaser
Name: Brian J. Blaser
Title: President

ALERE INC.,

By:	/s/ Namal Nawana
Name: Namal Nawana
Title: Chief Executive Officer